Exhibit 10.kkk

(NOTE:	THIS TABLE OF CONTENTS IS NOT PART OF THE CINERGY CORP. EXCESS PENSION PLAN; INSTEAD, THIS TABLE OF CONTENTS IS MERELY FOR CONVENIENCE OF REFERENCE.)

TABLE OF CONTENTS

INTRODUCTION

ARTICLE 1	DEFINITIONS

ARTICLE 2	EFFECTIVE DATE OF PLAN

ARTICLE 3	ELIGIBILITY AND PARTICIPATION

ARTICLE 4	BENEFITS

ARTICLE 5	SPOUSE’S BENEFIT
5.1	Determination of Spouse’s Benefit
5.2	Method of Payment of Spouse’s Benefit

ARTICLE 6	MANNER OF PAYMENT
6.1	Form of Payment
6.2	Timing of Payment
6.3	Method of Payments
6.4	Small Benefits
6.5	Facility of Payment

ARTICLE 7	NONALIENATION OF BENEFITS

ARTICLE 8	ADMINISTRATION
8.1	Administrator
8.2	Removal and Replacement of Committee Members
8.3	Disqualification and Resignation
8.4	Chairperson, Services, and Counsel
8.5	Meetings
8.6	Quorum
8.7	Action Without Meeting
8.8	Correction of Defects
8.9	Reliance Upon Legal Counsel
8.10	Expenses
8.11	Indemnification
8.12	Powers and Duties of Committee

ARTICLE 9	BENEFIT CLAIMS PROCEDURES

ARTICLE 10	FUNDING POLICY AND METHOD

ARTICLE 11	CONTRIBUTIONS

ARTICLE 12	MISCELLANEOUS
12.1	No Enlargement of Employee Benefits
12.2	Notice of Address
12.3	Data
12.4	No Individual Liability
12.5	Governing Laws
12.6	Severability
12.7	Interpretation and Regulation of Plan
12.8	Communication by Participants
12.9	Headings

ARTICLE 13	CONTINUED APPROVAL OF CINERGY’S PENSION PLAN

ARTICLE 14	AMENDMENT AND TERMINATION
14.1	Authority to Amend
14.2	Merger, Consolidation, or Change in Control

ARTICLE 15	PARTICIPATION BY OTHER EMPLOYERS
15.1	Adoption of the Plan
15.2	Withdrawal from Participation
15.3	Cinergy as Agent for Employers

ARTICLE 16	CONTINUANCE BY A SUCCESSOR

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Adopted by the Board of Directors

CINERGY CORP.

EXCESS PENSION PLAN

(As Amended and Restated Effective January 1, 1998)

INTRODUCTION

Effective January 1, 1986, PSI Energy, Inc. (formerly Public Service Company of Indiana, Inc. (“PSI”), adopted an excess benefit plan intended to provide to employees benefits that were above the level of benefits available under PSI’s qualified pension plan.  This plan was originally named the “PSI Energy, Inc. Supplemental Pension Plan.”  Effective January 1, 1989, the Plan was restated and renamed the “PSI Energy, Inc. Excess Benefit Plan.”

As a result of a corporate reorganization and merger that became effective October 24, 1994 (the “Merger”), PSI and The Cincinnati Gas & Electric Company (“CG&E”) became wholly-owned subsidiaries of Cinergy Corp. (“Cinergy”), a public utility holding company under the Public Utility Holding Company Act of 1935.  Effective January 1, 1997, the PSI Energy, Inc. Excess Benefit Plan was renamed the “Cinergy Corp. Excess Pension Plan” (the “Plan”), and the Plan became applicable to Cinergy and any employer (as defined in the Plan) that adopts the Plan with the consent of Cinergy.  PSI became a participating employer effective January 1, 1986.  CG&E, Union Light, Heat & Power Company, and Lawrenceburg Gas Company became participating employers effective January 1, 1997, and Cinergy Resources, Inc., Cinergy Services, Inc., Cinergy Capital & Trading, Inc., and Cinergy Solutions, Inc. became participating employers effective January 1, 1998.

The purpose of the Plan is to restore benefits earned, but not available, to certain Employees because of certain legal limits imposed on qualified retirement plan benefits by the Code.  The Plan is a nonqualified plan.

This document is a continuation of and complete restatement of the Plan.  The Plan, as effective January 1, 1998, is set forth in its entirety.

ARTICLE 1

DEFINITIONS

As used in the document, the following words and phrases, when capitalized, will have the meanings set forth below, unless a different meaning is plainly required by the context:

1.1                                 “Actuarial Equivalent” means “Actuarial Equivalent” as defined in Cinergy’s Pension Plan.

1.2                                 “Affiliate” means any employer that together with an Employer is under common control or a member of an affiliated service group as determined under Code subsections 414(b), (c), (m) and (o).

1.3                                 “Beneficiary” means, with respect to each Participant, the person or persons who are entitled to receive benefits under the Plan after the Participant’s death.

1.4                                 “Board of Directors” means the duly constituted board of directors of Cinergy on the applicable date.

1.5                                 “Change in Control” means “Change in Control” as defined in Cinergy’s Pension Plan.

1.6                                 “Cinergy” means Cinergy Corp., a Delaware corporation, and any corporation that succeeds to its business and adopts the Plan.

1.7                                 “Cinergy’s Pension Plan” means the Code qualified pension plan known as the “Cinergy Corp. Non-Union Employees’ Pension Plan,” as amended from time to time.

1.8                                 “Claimant” means a person submitting a claim for benefits under the Plan.

1.9                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and interpretive rulings and regulations.

1.10                           “Committee” means the benefits committee established pursuant to Article 8 (Administration) to serve as administrator of the Plan.

1.11                           “Contingent Annuitant” means, with respect to any Participant electing a contingent pension option under Cinergy’s Pension Plan, the person designated by the Participant to receive a contingent pension after the Participant’s death.

1.12                           “Employee” means any person employed by an Employer.

1.13                           “Employer” means Cinergy and any Affiliate which, with the consent of the Board of Directors, elects to participate in the Plan pursuant to Section 15.1 (Adoption of Plan) and any successor corporation or other organization or entity that adopts the Plan pursuant to Article 16 (Continuance by a Successor).  If an Affiliate withdraws from participation in the Plan pursuant to Section 15.2 (Withdrawal from Participation), that Affiliate will cease to be an Employer.

1.14                           “Insolvent” means, with respect to Cinergy, Cinergy being unable to pay its debts as they are due, or Cinergy being subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

1.15                           “Maximum Benefit” means the monthly equivalent of the maximum benefit permitted after applying Code subsections 415(b) and (e) and Code paragraph 401(a)(17) payable to a Participant under Cinergy’s Pension Plan.

1.16                           “Participant” means any Employee who has met the eligibility requirements set forth in Article 3 (Eligibility and Participation) and for whom benefits are to be provided under the Plan.

1.17                           “Plan” means the unfunded excess pension plan known as the “Cinergy Corp. Excess Pension Plan,” as amended from time to time.  Effective January 1, 1998, this document sets forth the Plan.

1.18                           “Plan Year” means the calendar year.

1.19                           “Rabbi Trust” means the grantor trust that Cinergy, in its sole discretion, may establish pursuant to Article 10 (Funding Policy and Method) for the deposit of funds to be used for the exclusive purpose of paying benefits accrued under the Plan, subject to the claims of Cinergy’s general creditors in the event Cinergy becomes Insolvent.

1.20                           “Retirement Date” means, with respect to any Participant, the same date as the Participant’s “normal retirement date,” “early retirement date,” or “severance from service date” (as those terms are defined in Cinergy’s Pension Plan), whichever is applicable to the Participant, under Cinergy’s Pension Plan.

1.21                           “Spouse” means, with respect to any Participant, the Participant’s lawfully married Spouse, if any, on the applicable date.  The Plan will not recognize common law marriages or similar arrangements unless required to do so by federal law.

1.22                           “Unrestricted Benefit” means, with respect to any Participant, the monthly equivalent of the benefit to which the Participant would have been entitled under Cinergy’s Pension Plan, if that benefit had been determined without regard to the limitations imposed on qualified retirement plan benefits under Code subsections 415(b) and (e), and the limitation imposed on qualified retirement plan compensation under Code paragraph 401(a)(17).

The uses of singular and masculine words are for practical purposes only and will be deemed to include the plural and feminine, respectively, unless the context plainly indicates a distinction.  Certain other definitions, as required, appear in the following Articles of the Plan.

ARTICLE 2

EFFECTIVE DATE OF PLAN

The effective date of this restated Plan is January 1, 1998, as to Cinergy and will be effective with respect to any other Employer as of the date that Employer elects to participate in the Plan pursuant to Article 15 (Participation by Other Employers).

This restated Plan applies only to Employees who are credited with at least one “hour of service” (as defined in Cinergy’s Pension Plan) on or after January 1, 1998.  This restated Plan will not affect the rights of former Participants (and their Beneficiaries) who retired, died, or otherwise terminated their employment with an Employer prior to January 1, 1998.  The rights, if any, of those former Participants (and their Beneficiaries), and the amount of their benefits, if any, will be governed by the Plan’s provisions as the same were in effect prior to January 1, 1998.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

Any Employee who is a participant in Cinergy’s Pension Plan on or after January 1, 1986, and whose Unrestricted Benefit would exceed his Maximum Benefit, is eligible to participate in the Plan.

ARTICLE 4

BENEFITS

Upon a Participant’s Retirement Date, the Participant will be entitled to a monthly benefit under this Plan that is equal in amount to the difference between his Unrestricted Benefit and his Maximum Benefit.  The benefit payable under this Plan will be calculated after the Participant’s benefits payable under Cinergy’s Pension Plan are calculated, but before benefits payable under Cinergy’s supplemental executive retirement plan known as the “Cinergy Corp. Supplemental Executive Retirement Plan,” as amended from time to time, are calculated.

ARTICLE 5

SPOUSE’S BENEFIT

5.1                                 Determination of Spouse’s Benefit

Upon a Participant’s death, if his Spouse is entitled to receive a Spouse’s benefit under Article 6 of Cinergy’s Pension Plan, his Spouse will be entitled to receive an annual benefit under this Plan that is equal to the amount the Participant would have received under Article 4 (Benefits).

5.2                                 Method of Payment of Spouse’s Benefit

Any excess pension benefits payable under this Article to a Spouse will be payable in equal monthly installments, each installment being equal to 1/12th of the annul amount as determined pursuant to this Article.  If at the date of his death a Participant had reached age 50, the first monthly installment will be payable to the Participant’s Spouse on the first day of the calendar month coincident with or following the date of the Participant’s death, if his Spouse is then living.  If at the date of his death the Participant had not reached age 50, the first monthly installment will be payable to the Participant’s Spouse on the first day of the calendar month coincident with or following the date the Participant would have reached age 50, had he survived until that date if his Spouse is then living.  In either event, subsequent monthly installments will be payable on the first day of each month and will cease upon the payment of the installment due on the first day of the calendar month in which the Spouse dies.

ARTICLE 6

MANNER OF PAYMENT

6.1                                 Form of Payment

The form of an excess pension payable under the Plan to a Participant will be the same form in which the pension is payable to the Participant under Article 7 of Cinergy’s Pension Plan.

6.2                                 Timing of Payment

The payment of a Participant’s excess pension benefits under this Plan will begin as of the same date his benefits under Cinergy’s Pension Plan begin.

6.3                                 Method of Payments

The method of payment of an excess pension payable to a Participant under the Plan will be the same method of payment applicable to the Participant under Article 8 of Cinergy’s Pension Plan.

6.4                                 Small Benefits

Notwithstanding any other provision of the Plan, where the Actuarial Equivalent present value of a Participant’s or Spouse’s excess pension payable under this Plan does not exceed $5,000, the Committee or its designee will pay the excess pension in a single-sum cash payment equal to the Actuarial Equivalent of the excess pension otherwise payable.

6.5                                 Facility of Payment

If any benefit under the Plan is payable to a person whom the Committee knows is a minor or otherwise under legal incapacity, the Committee or its designee may have the payment made to the legal guardian of that person or to the person or organization as a court of competent jurisdiction may direct.  To the extent permitted by law, any payment under this Section will be a complete discharge of any liability under the Plan to that person.

ARTICLE 7

NONALIENATION OF BENEFITS

The Plan will not in any manner be liable for, or subject to, the debts or liabilities of any Participant, Beneficiary, Contingent Annuitant, Spouse, or any other person entitled to any Plan benefit.  No Payee may assign any payment due him under the Plan.  No pension or other benefits at any time payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, or otherwise encumber any such benefit, whether presently or thereafter payable, will be void.

ARTICLE 8

ADMINISTRATION

8.1                                 Administrator

The Benefits Committee will be the administrator of the Plan.  The Committee will consist of the number of members, not fewer than three, that is specified from time to time by the Board of Directors or its designee.  All members of the Committee will be employees or officers of an Employer.  All members of the Committee will serve without compensation.

8.2                                 Removal and Replacement of Committee Members

The members of the Committee will serve at the pleasure of the Board of Directors and may be removed by the Board of Directors with or without cause.  Any vacancy among the members will be filled by the Board of Directors or its designee.

8.3                                 Disqualification and Resignation

On the date when a Committee member is neither an Employee nor an officer of an Employer, he will be disqualified from membership on the Committee.  A member of the Committee may resign by delivering his written resignation to any other member of the Committee.  A resignation will become effective on the date specified in the instrument of resignation.

8.4                                 Chairperson, Services, and Counsel

The members of the Committee will elect one of their members as Chairperson and will elect a Secretary, who may be, but need not be, one of the members of the Committee.  Cinergy will provide the Committee, at Cinergy’s expense, with such clerical, accounting, actuarial, and other services as may be reasonably required by the Committee in carrying out its responsibilities.  The Committee may employ counsel, who may be, but need not be, counsel to Cinergy.

8.5                                 Meetings

The Committee will hold meetings upon such notice, at the places, and at the times as the Committee may from time to time determine.

8.6                                 Quorum

A majority of the members of the Committee at the time holding office will constitute a quorum for the transaction of business.  All resolutions and other action taken by the Committee at any meeting will be by the vote of the majority of the members of the Committee present at the meeting.

8.7                                 Action Without Meeting

Any decision, order, direction, or other action made in writing signed by a majority of the members of the Committee at the time holding office will constitute valid and effective action of the Committee, whether or not the matter to which that decision, order, directions, or other action pertains had already been acted upon at a duly called and held meeting of the Committee.

8.8                                 Correction of Defects

The Committee may correct any defect or supply any omission or reconcile any error or inconsistency in its previous proceedings, decisions, orders, directions, or other actions in the manner and to the extent as it deems advisable to carry out the Plan’s purposes.

8.9                                 Reliance Upon Legal Counsel

The members of the Committee, and Cinergy and its officers and directors, will be entitled to rely upon all opinions given by legal counsel selected by the Committee.

8.10                           Expenses

In the performance of its duties, the Committee is authorized to incur reasonable expenses, including counsel fees, which will be paid by Employers.

8.11                           Indemnification

Cinergy agrees to indemnify and hold harmless each member of the Committee against any cost, expenses, or liability (including any sum paid in settlement of any claim with the approval of the Board of Directors) arising out of any act or omission to act as a member of the Committee, except only acts and omissions representing willful misconduct, fraud, or lack of good faith.

8.12                           Powers and Duties of Committee

Subject to the specific limitations stated in this document, the Committee will have the following powers, duties, and responsibilities.

(a)                                  to carry out the Plan’s general administration;

(b)                                 to cause to be prepared all forms necessary or appropriate for the Plan’s administration;

(c)                                  to keep appropriate books and records, including minutes of the Committee’s meetings;

(d)                                 to give directions as to the amounts to be disbursed to Participant and others under the Plan’s provisions;

(e)                                  to determine, with discretionary authority and consistent with the provisions of this document, all questions of the eligibility, rights, and status of Participants and others under the Plan;

(f)                                    to exercise all other powers and duties specifically conferred upon the Committee elsewhere in this document;

(g)                                 to interpret, with discretionary authority, the provisions of the Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility; and

(h)                                 to employ agents to assist it in performing its administrative duties.

The Committee will at all times make similar decisions on similar questions involving similar circumstances.  Subject to the provisions of Article 9 (Benefit Claims Procedures), all decisions of the Committee made in good faith on all matters within the scope of its authority under the provisions of this document will be final and binding upon all persons.

ARTICLE 9

BENEFIT CLAIMS PROCEDURES

Claims for benefits under the Plan will be made in writing to the Committee or its designee.  If a claim for benefits is wholly or partially denied, the Committee or its designee will notify the Claimant of the claim’s denial within a reasonable period of time.  The Committee or its designee is authorized to develop more fully the Plan’s benefit claims procedures by establishing from time to time various rules and procedures.

Within 60 days after the Claimant’s receipt of written notice of the claim’s denial, the Claimant, or his duly authorized representative, may file a written request with the Committee requesting a full and fair review of the denial of the Claimant’s claim for benefits.  In connection with the Claimant’s appeal of the denial of his claim for benefits, the Claimant may review pertinent documents in the Committee’s possession and may submit issues and comments in writing.  The Committee will make a decision on review promptly after receipt of the Claimant’s request for review.  The decision on review will be in writing and written in a manner calculated to be understood by the Claimant, and will set forth the specific reason or reasons for the decision and will contain a specific reference to the pertinent Plan provisions on which the decision is based.  If the decision on review is not furnished to the Claimant within 60 days of receipt of the request for review, the claim will be deemed denied on review.

ARTICLE 10

FUNDING POLICY AND METHOD

The Plan will be totally unfunded, so that the Employer’s obligation to pay benefits under the Plan is merely a contractual duty to make payments when due under the Plan.  The Employer’s promise to pay benefits under the Plan will be unsecured, will be paid out of the Employer’s general assets and, except as provided in the following Paragraph, Cinergy will not set aside or segregate assets for the purpose of paying benefits under the Plan.

Notwithstanding the preceding paragraph, Cinergy, in its sole discretion, may establish a Rabbi Trust.  The Employer, in its sole discretion, may make such contributions to the Rabbi Trust as the Committee determines are appropriate to enable the Employer to pay benefits under the Plan.  Any Rabbi Trust established under this Article will be created pursuant to a written trust document that substantially conforms to the model form of rabbi trust agreement approved by the Internal Revenue Service in Revenue Procedure 92-64 (as amended from time to time).

ARTICLE 11

CONTRIBUTIONS

No contributions to the Plan by Participants will be required or permitted under the Plan.

During the continuance of the Plan and for purposes of providing the benefits contemplated under the Plan, each Employer intends to pay out of its general assets, from time to time, those sums of money which the Committee deems sufficient to provide the benefits under the Plan.

ARTICLE 12

MISCELLANEOUS

12.1                           No Enlargement of Employee Benefits

This Plan is strictly a voluntary undertaking on the part of each Employer and will not be deemed to constitute a contract between the Employer and any Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Employee.  Nothing contained in the Plan will be deemed to give any Employee the right to be retained in the service of any Employer or to interfere with the right of any Employer to discharge any Employee at any time.  No person will have any right to benefits except to the extent provided in the Plan.

12.2                           Notice of Address

Each Participant, former Participant, Beneficiary, Contingent Annuitant, and Spouse entitled to benefits under the Plan must submit to the Committee or its designee his post office address and each change of post office address.  Any communication, statement or notice addressed to a person at his latest post office address as filed with the Committee or its designee will, upon deposit in the United States mail with postage prepaid, be binding upon that person for all Plan purposes, and the Committee will not be obligated to search for, or to ascertain the whereabouts of, any person, except as otherwise required by law.

12.3                           Data

Participants, former Participants, Beneficiaries, Contingent Annuitants, and Spouses must furnish to the Committee or its designee any documents, evidence, or information that the Committee considers necessary or desirable for the purpose of administering the Plan, or to protect the Committee; and it will be a condition of the Plan that each person must furnish this information promptly and sign required documents before any benefits become payable under the Plan.

12.4                           No Individual Liability

It is the express purpose and intention of the Plan that no individual liability whatever will attach to, or be incurred by, the shareholders, officers, or members of the board of directors of any Employer, or the Committee or its members, or any fiduciary designated pursuant to Section 8.12 (Powers and Duties of Committee), or any representative appointed by Cinergy, under or by reason of any of the terms or conditions of the Plan.

12.5                           Governing Laws

The Plan will be construed and administered according to the internal laws of the State of Ohio to the extent that those laws are not preempted by federal law.

12.6                           Severability

If any part of the Plan is adjudged by a court of competent jurisdiction to be contrary to the laws governing the Plan, then the Plan will, in all other respects, be and remain legally effective and binding to the full extent permissible under the law.

12.7                           Interpretation and Regulation of Plan

Cinergy, by action of the Committee, reserves the right to interpret and regulate the Plan, by exercise of discretionary authority, and its interpretation and regulations will be legally effective and binding on all parties concerned.

12.8                           Communication by Participants

All communications by Participants, former Participants and other concerned parties concerning the Plan must be in writing and directed to Cinergy’s General Manager, Benefits, 1000 East Main Street, Plainfield, Indiana 46168.

12.9                           Headings

The headings of Articles, Sections, Subsections, and Paragraphs, or other parts of the Plan are for convenience of references only and do not define, limit, construe, or otherwise affect the contents of this document.

ARTICLE 13

CONTINUED APPROVAL OF CINERGY’S PENSION PLAN

The Plan, as set forth in this document, is intended to provide retirement benefits supplemental to those provided under Cinergy’s Pension Plan.  The Plan’s implementation and continuance are expressly conditioned upon the absence of any disqualifying effects of implementation and continuance upon Cinergy’s Pension Plan under the Code.  Any modification, amendment, or termination of the Plan may be made, retroactive or otherwise, as necessary or appropriate to maintain the qualification of Cinergy’s Pension Plan under the Code or to otherwise cause Cinergy’s Pension Plan to comply with any applicable requirements of the Employee Retirement Income Security Act of 1974, as amended from time to time.

ARTICLE 14

AMENDMENT AND TERMINATION

14.1                           Authority to Amend

Cinergy, by resolution of the Board of Directors or by any person or persons duly authorized by resolution by Cinergy’s Board of Directors, will have the right, authority, and power to alter, amend, modify, revoke, or terminate the Plan, and Cinergy, by resolution of the Board of Directors or by any person or persons duly authorized by resolution by the Board of Directors, will also have the right, authority, and power to terminate the Plan and to discontinue or suspend the payment of benefits under the Plan.

14.2                           Merger,  Consolidation, or Change in Control

If Cinergy should be reorganized by merger, consolidation, transfer of assets, or otherwise, so that a corporation, partnership, or person shall succeed to all or substantially all of Cinergy’s business, or a Change in Control occurs, then the obligations and responsibilities of Cinergy under the Plan will be assumed by any successor, acquiring corporation, or controlling entity, and all of the rights, privileges, and benefits of the Participants under the Plan will continue.  Notwithstanding the provisions of Section 14.1 (Authority to Amend), the provisions of this Section may not be amended by an amendment to the Plan effective within three years of the occurrence of any of the events described in the preceding sentence.

ARTICLE 15

PARTICIPATION BY OTHER EMPLOYERS

15.1                           Adoption of the Plan

With Cinergy’s consent, any Affiliate may become a participating Employer under the Plan by (a) taking any action necessary to adopt the Plan, (b) filing with Cinergy a duly certified copy of the Plan as adopted by the Affiliate, and (c) executing and delivering any documents and taking any other action as may be necessary or desirable to put the Plan into effect with respect to that corporation or entity.

15.2                           Withdrawal from Participation

Any Employer, may with Cinergy’s consent, withdraw from participation in the Plan at any time by filing with Cinergy a duly certified copy of a resolution of its board of directors to that effect and giving notice of its intended withdrawal to Cinergy prior to the effective date of withdrawal.

15.3                           Cinergy as Agent for Employers

Each Affiliate that becomes a participating Employer pursuant to Section 15.1 (Adoption of the Plan) or Article 16 (Continuance by a Successor) by so doing will be deemed to have appointed Cinergy its agent to exercise on its behalf all of the powers and authorities conferred upon Cinergy by the terms of the Plan, including, but not limited to, the power to amend and terminate the Plan.  Each Employer must, from time to time, upon Cinergy’s request, furnish to Cinergy any data and information as Cinergy requires in the performance of its duties.

ARTICLE 16

CONTINUANCE BY A SUCCESSOR

If Cinergy or any other Employee is reorganized by way of merger, consolidation, transfer of assets, or otherwise, so that a corporation, partnership, or person other than an Employer succeeds to all or substantially all of an Employer’s business, the successor may be substituted for the Employer under the Plan by adopting the Plan.  Benefit payments by the Employer will be automatically suspended from the effective date of any reorganization until the date upon which the substitution of the successor corporation for the Employer under the Plan becomes effective.  If, within 90 days following the effective date of any reorganization, the successor has not elected to become a party to the Plan, or if the Employer adopts a plan of complete liquidation other than in connection with a reorganization, the Plan will be automatically terminated with respect to employees of that Employer as of the close of business on the 90th day following the effective date of the reorganization or as of the close of business on the date of adoption of the plan of complete liquidation, as the case may be.

IN WITNESS WHEREOF, Cinergy Corp. has caused this Plan document to be executed and approved by its duly authorized officers, effective as of January 1, 1998.

		BY:	/s/ Madeleine W. Ludlow
Madeleine W. Ludlow
Vice President and Chief Financial Officer

		Dated:	January 1, 1998

APPROVED:
/s/ Jerome A. Vennemann
Jerome A. Vennemann
Acting General Counsel and
Assistant Corporate Secretary

Dated:	January 1, 1998